EXHIBIT 99.1

BioForm Medical Reports Financial Results for Quarter Ended September 30, 2009, First Quarter of Fiscal 2010

SAN MATEO, Calif., Nov. 2, 2009 (GLOBE NEWSWIRE) -- BioForm Medical, Inc. (Nasdaq:BFRM) today announced its financial results for the quarter ended September 30, 2009, which is the Company's first quarter of fiscal 2010. Net sales were $18.3 million for the quarter ended September 30, 2009 as compared to $15.7 million for the quarter ended September 30, 2008, an increase of $2.6 million or 16.6%. The net loss was approximately $0.6 million for the quarter ended September 30, 2009 as compared to a net loss of $7.8 million for the quarter ended September 30, 2008. Cash and cash equivalents increased during the quarter by $0.7 million to $42.9 million at September 30, 2009.

Operating Results:

Domestic sales were $14.2 million for the quarter ended September 30, 2009 as compared to $12.8 million for the quarter ended September 30, 2008, an increase of $1.4 million or 10.9%. International sales were $4.1 million for the quarter ended September 30, 2009 as compared to $2.9 million for the quarter ended September 30, 2008, an increase of $1.2 million or 41.4%. Gross profit was $15.6 million for the quarter ended September 30, 2009 as compared to $12.9 million for the quarter ended September 30, 2008, an increase of $2.7 million, or 20.9%. As a percentage of sales, gross profit for the quarter ended September 30, 2009 was 85.3% as compared to 82.6% for the quarter ended September 30, 2008.

Operating expenses were $16.0 million for the quarter ended September 30, 2009 as compared to $20.7 million for the quarter ended September 30, 2008, a decrease of $4.7 million or 22.7%. The decrease in operating expenses was primarily attributable to a decrease in sales and marketing and general and administrative costs as a result of the cost saving measures implemented as part of our cost reduction plan taken during fiscal year 2009.

Net loss per share applicable to common stockholders decreased to $0.01 for the quarter ended September 30, 2009 as compared to $0.17 for the quarter ended September 30, 2008, due primarily to the aforementioned increase in sales and a decrease in operating expenses as part of our cost reduction plan implemented during fiscal year 2009.

Product Development Highlights:

Hand Augmentation PMA supplement

  In August 2009, BioForm Medical submitted to the Food and Drug Administration (FDA) a pre-market approval application supplement (PMA-S) for use of RADIESSE(R) dermal filler in Hand Augmentation. The Hand Augmentation PMA-S was based on a 101-patient clinical study conducted by BioForm Medical to evaluate the use of RADIESSE(R) dermal filler in Hand Augmentation. The study demonstrated statistically significant results favoring the RADIESSE(R) dermal filler treatment group versus the control (no treatment) group. Benefit with RADIESSE(R) dermal filler treatment was observed on all measures of effectiveness in the trial including an ordinal scale of hand volume severity, a relative scale of improvement, and patient and physician satisfaction. Adverse events in the study were typical of dermal fillers, including bruising, redness, swelling or pain. The FDA has accepted the PMA-S filing and has designated this as a panel-track submission, likely requiring review by an Advisory Panel prior to a decision on approvability.

Polidocanol NDA Submission and Review

  In July 2009, BioForm Medical's partner, Chemische Fabrik KREUSSLER & Co. GmbH (Kreussler), submitted to the FDA the requested additional manufacturing documentation to complete the New Drug Application (NDA) submission and initiate FDA review for Polidocanol, a sclerotherapy product. The FDA has communicated with Kreussler that it believes the submission to be complete and has initiated active review of the information.

ACI escrow settlement - subsequent event

  Subsequent to the end of the first quarter of our fiscal year, in October 2009, we reached a settlement agreement with Advanced Cosmetic Intervention, Inc. (ACI) with regard to our claim that the April 2008 asset purchase agreement contained material misrepresentations. Pursuant to the settlement agreement, we will receive, net of legal expenses, approximately $1.7 million of the $2.0 million balance of the escrow amount in exchange for a release of claims. We will record a gain for this amount in the second quarter of fiscal 2010.

"Our success in the past quarter reflected several things working well in our business. In the U.S. market, we believe we are continuing to win the attention of physicians and growing our sales as a result of our new 1.5cc / 0.8cc dual syringe size strategy and the recent FDA approval to mix RADIESSE(R) dermal filler with lidocaine prior to treatment. Internationally, we are seeing the impact of our efforts to grow our worldwide distribution presence with the opening of a new office in South Korea last year to support our Asian distribution partners," said Steve Basta, CEO of BioForm Medical, Inc. "In our product development initiatives, we were very pleased with the positive results in our hand augmentation clinical study, and we look forward to working with FDA through the review process for this new dermal filler indication. Our partner, Kreussler, is also making good progress in the NDA review of Polidocanol, our future sclerotherapy product."

Fiscal Year 2010 Revised Guidance:

BioForm Medical is updating its financial guidance for the full fiscal year 2010 ending June 30, 2010:

  Revenues are expected to be approximately $70-74 million (revised from $64-70 million).
  Gross profit is expected to average approximately 82% to 85% of sales on an annual basis, with some possible fluctuation outside of this range on a quarterly basis (revised from 80% to 83%).
  Operating expenses are expected to be approximately $64-68 million.
  Net loss is expected to be less than $6 million (revised from less than $14 million).

Conference Call:

BioForm Medical CEO, Steve Basta, will hold a conference call today at 5 a.m. Pacific Time (8 a.m. Eastern Time). The conference call may be accessed by dialing 800-309-1301 for callers in the U.S. and 719-457-2619 for international callers. Please notify the operator that you would like to join "BioForm Medical's First Quarter FY 2010 Earnings Call" and provide the participant code "9655432", if prompted. The conference call will be webcast live on the Investor Relations section of BioForm Medical's website at http://investor.bioform.com/events.cfm. The online archive of the conference call will be available approximately 90 minutes after the live call and will continue to be available for four weeks.

About BioForm Medical, Inc.:

BioForm Medical, Inc. is a medical aesthetics company headquartered in San Mateo, California, developing products that enhance aesthetic procedures performed in dermatology and plastic surgery practices. BioForm Medical's lead product is RADIESSE(R) dermal filler, a long-lasting filler for use in facial aesthetics. BioForm Medical is developing several future aesthetics products, including a sclerotherapy treatment for spider veins, a radiofrequency treatment to reduce nerve function in the forehead, and a surgical adhesive for brow lifts. For more information about BioForm Medical, please visit www.bioform.com.

RADIESSE(R) dermal filler and Polidocanol Regulatory and Safety Information:

This press release contains statements regarding unapproved uses of RADIESSE(R) dermal filler and regarding Polidocanol, a sclerotherapy product not yet approved in the United States. RADIESSE(R) dermal filler is FDA-approved for subdermal implantation for the correction of moderate to severe facial wrinkles and folds, such as nasolabial folds. After injection, patients may experience redness, bruising, swelling or other local side effects. Most side effects of treatment resolve within a few days. More rare side effects may include swelling that lasts longer, unevenness or firmness in the area injected, and as with any injection, there may be a risk of infection. The use of RADIESSE(R) dermal filler for hand augmentation has not been reviewed or approved by FDA. Statements in this press release related to hand augmentation are intended to provide information to investors regarding current regulatory status, and are not intended as promotion of such use by physicians or patients.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the introduction of new products or the timing thereof, the ability of the Company to obtain, and the timing of, future regulatory clearances and approvals, including for RADIESSE(r) dermal filler for Hand Augmentation and for Polidocanol, the effect of macroeconomic conditions on the dermal filler market and on our business, and financial guidance for fiscal year 2010 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties, which may cause BioForm Medical's actual results to differ materially from the statements contained herein. BioForm Medical's financial results for the quarter ended September 30, 2009, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect BioForm Medical's business and its financial results are detailed in its latest Form 10-K as filed with the Securities and Exchange Commission on September 25, 2009. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. BioForm Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

                         BIOFORM MEDICAL, INC.
                   SUMMARY OF OPERATIONS (unaudited)
                 (in thousands, except per share data)

                                               Three months ended
                                                  September 30,
                                            ------------------------
                                               2009         2008
                                            -----------  -----------
 Net sales                                  $   18,272   $   15,671
 Cost of sales                                   2,690        2,724
                                            -----------  -----------
 Gross profit                                   15,582       12,947
                                            -----------  -----------

 Operating expenses:
   Sales and marketing                          11,188       15,230
   Research and development                      2,853        2,362
   General and administrative                    1,949        3,077
                                            -----------  -----------
     Total operating expenses                   15,990       20,669
                                            -----------  -----------

 Other income (expense), net
   Interest income, net                             21          328
   Other income (expense), net                    (123)        (358)
                                            -----------  -----------
   Loss before income taxes                       (510)      (7,752)
   Provision for income taxes                       49           42
                                            -----------  -----------
     Net loss                               $     (559)  $   (7,794)
                                            ===========  ===========

 Net loss per share, basic and diluted      $    (0.01)  $    (0.17)

 Weighted-average number of common
  shares used in computing loss per
  share, basic and diluted                      46,414       46,322

                         BIOFORM MEDICAL, INC
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                             Sept. 30,
                                               2009       June 30,
                                            (unaudited)     2009
                                            -----------  -----------
 Assets

 Current assets:
   Cash and cash equivalents                $   42,870   $   42,162
   Accounts receivable, net of allowance
    for doubtful accounts of $1,356 at
    September 30, 2009 and $1,343 at
    June 30, 2009                               12,508       12,034
   Inventories                                   4,732        4,894
   Prepaid royalties                             1,304        1,259
   Prepaid other                                 1,115        1,249
   Other current assets                            367          357
                                            -----------  -----------
     Total current assets                       62,896       61,955
 Property and equipment, net                     7,259        7,599
 Long-term prepaid royalties                     1,499        1,869
 Intangible assets, net                              5            5
 Other assets                                      251          239
                                            -----------  -----------
     Total assets                           $   71,910   $   71,667
                                            ===========  ===========

 Liabilities and stockholders' equity

  Current liabilities:
   Accounts payable                         $    2,637   $    1,297
   Deferred revenue                                232          515
   Accrued royalty expense                         292          299
   Accrued liabilities                           4,965        5,866
   Capital lease obligations,
    current portion                                 38           41
                                            -----------  -----------
     Total current liabilities                   8,164        8,018
   Capital lease obligations,
    long-term portion                               21           28
                                            -----------  -----------
     Total liabilities                           8,185        8,046

     Total stockholders' equity                 63,725       63,621
                                            -----------  -----------
       Total liabilities and
        stockholders' equity                $   71,910   $   71,667
                                            ===========  ===========

CONTACT:  BioForm Medical, Inc.
          Can Gumus, Director, Business Development and Investor
           Relations
          650.286.4003